Calculation of Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Debt Securities	$9,373,380	$1,089.19

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-180289 Dated October 28, 2014

HSBC USA Inc. Buffered Return Optimization Securities

$9,373,380 Securities Linked to the IBEX 35® Index due on October 31, 2016

Investment Description
These Buffered Return Optimization Securities (the ‘‘Securities’’) are senior unsecured debt securities issued by HSBC USA Inc. (“HSBC”) linked to the performance of the IBEX 35® Index (the “Index”). The Securities will rank equally with all of our other unsecured and unsubordinated debt obligations. If the Index Return is positive, HSBC will pay the principal amount at maturity plus a return equal to 1.5 (the “Multiplier”) multiplied by the Index Return, up to the Maximum Gain of 24.32%. If the Index Return is zero or negative but the Index’s percentage decline is less than the 10% Buffer, HSBC will repay the full principal amount at maturity. However, if the Index Return is negative and the Index’s percentage decline is more than the 10% Buffer, HSBC will pay less than the full principal amount at maturity, resulting in a loss of principal that is equal to the Index’s decline in excess of 10%. Investing in the Securities involves significant risks. The Securities do not pay any interest. You may lose up to 90% of your principal amount if the Index Return is less than -10%. The downside market exposure to the Index is buffered only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of HSBC. If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features
❑	Enhanced Growth Potential: At maturity, the Securities enhance any positive Index Return up to the Maximum Gain. If the Index Return is negative, investors may be exposed to the negative Index Return at maturity.

❑	Buffered Downside Market Exposure: If the Index Return is zero or negative, but the Index’s percentage decline is less than the 10% Buffer, HSBC will repay the full principal amount at maturity. However, if the Index Return is negative and the Index’s decline is more than 10%, HSBC will pay less than the full principal amount at maturity, resulting in a loss of principal to investors that is equal to the Index’s decline in excess of 10%. Accordingly, you may lose up to 90% of the principal amount of the Securities. The downside market exposure to the Index is buffered only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of HSBC.

Key Dates

Trade Date	October 28, 2014
Settlement Date	October 31, 2014
Final Valuation Date[1]	October 25, 2016
Maturity Date[1]	October 31, 2016

1 See page 4 for additional details.

The Securities are significantly riskier than conventional debt INSTRUMENTS. the terms of the securities may not obligate HSBC TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES. the Securities have downside MARKET risk SIMILAR TO THE INDEX, SUBJECT TO THE BUFFER, WHICH CAN RESULT IN A LOSS OF UP TO 90% OF THE PRINCIPAL AMOUNT AT MATURITY. This MARKET risk is in addition to the CREDIT risk INHERENT IN PURCHASING a DEBT OBLIGATION OF hsbc.  You should not PURCHASE the Securities if you do not understand or are not comfortable with the significant risks INVOLVED in INVESTING IN the Securities.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 5 OF THIS PRICING SUPPLEMENT AND THE MORE DETAILED ‘‘RISK FACTORS’’ BEGINNING ON PAGE S-1 OF THE ACCOMPANYING EQUITY INDEX UNDERLYING SUPPLEMENT AND BEGINNING ON PAGE S-3 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES.

Security Offering
These terms relate to an offering of Securities Linked to the IBEX 35® Index. The return on the Securities is limited to, and will not exceed, the Maximum Gain. The Securities are offered at a minimum investment of 100 Securities at the Price to Public described below.

Index	Initial Level	Maximum Gain	Buffer	Multiplier	CUSIP/ISIN
IBEX 35® Index	10,394.80	24.32%	10%	1.5	40434D483/US40434D4833

See “Additional Information About HSBC USA Inc. and the Securities” on page 2 of this pricing supplement. The Securities offered will have the terms specified in the accompanying prospectus dated March 22, 2012, the accompanying prospectus supplement dated March 22, 2012, the accompanying Equity Index Underlying Supplement dated March 22, 2012 and the terms set forth herein.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Equity Index Underlying Supplement. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.

The Securities will not be listed on any U.S. securities exchange or quotation system. HSBC Securities (USA) Inc., an affiliate of HSBC USA Inc., will purchase the Securities from HSBC USA Inc. for distribution to UBS Financial Services Inc., acting as agent. See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement for a description of the distribution arrangement.

The Estimated Initial Value of the Securities on the Trade Date is $9.70 per Security, which is less than the price to public. The market value of the Securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page 4 and “Key Risks” beginning on page 5 of this document for additional information.

	Price to Public(1)	Underwriting Discount(1)	Proceeds to Us
Per Security	$10.00	$0.20	$9.80
Total	$9,373,380.00	$187,467.60	$9,185,912.40

(1) See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

The Securities:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

UBS Financial Services Inc.	HSBC Securities (USA) Inc.

Additional Information About HSBC USA Inc. and the Securities

This pricing supplement relates to the offering of Securities linked to the Index identified on the cover page. As a purchaser of a Security, you will acquire a senior unsecured debt instrument linked to the Index, which will rank equally with all of our other unsecured and unsubordinated debt obligations. Although the offering of Securities relates to the Index identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the Index, or as to the suitability of an investment in the Securities.

You should read this document together with the prospectus dated March 22, 2012, the prospectus supplement dated March 22, 2012 and the Equity Index Underlying Supplement dated March 22, 2012. If the terms of the Securities offered hereby are inconsistent with those described in the accompanying Equity Index Underlying Supplement, prospectus supplement or prospectus, the terms described in this pricing supplement will control. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 5 of this pricing supplement and in “Risk Factors” beginning on page S-1 of the Equity Index Underlying Supplement and beginning on page S-3 of the prospectus supplement, as the Securities involve risks not associated with conventional debt securities. You are urged to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

HSBC USA Inc. has filed a registration statement (including the Equity Index Underlying Supplement, prospectus and prospectus supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the Equity Index Underlying Supplement, prospectus and prospectus supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the Equity Index Underlying Supplement, prospectus and prospectus supplement if you request them by calling toll-free 1-866-811-8049.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	Equity Index Underlying Supplement dated March 22, 2012:

http://www.sec.gov/Archives/edgar/data/83246/000114420412016693/v306691_424b2.htm

♦	Prospectus supplement dated March 22, 2012:

http://www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm

♦	Prospectus dated March 22, 2012:

http://www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

As used herein, references to the “Issuer,” “HSBC,” “we,” “us” and “our” are to HSBC USA Inc. References to the “prospectus supplement” mean the prospectus supplement dated March 22, 2012, references to “accompanying prospectus” mean the HSBC USA Inc. prospectus, dated March 22, 2012 and references to the “Equity Index Underlying Supplement” mean the Equity Index Underlying Supplement dated March 22, 2012.

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Investor Suitability

The Securities may be suitable for you if:

♦   You fully understand the risks inherent in an investment in the Securities, including the risk of loss of up to 90% of the principal amount.

♦   You are willing to make an investment where you could lose some or up to 90% of your initial investment and are willing to make an investment that may be exposed to similar downside market risk as the Index, subject to the Buffer at maturity.

♦   You believe that the Index will appreciate over the term of the Securities, but will not appreciate by more than the Maximum Gain indicated on the cover hereof.

♦   You understand and accept that your potential return is limited by the Maximum Gain indicated on the cover hereof, and you are willing to invest in the Securities based on the Maximum Gain indicated on the cover hereof.

♦   You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Index.

♦   You seek an investment with returns based on the performance of companies in Spain.

♦   You are willing to hold the Securities to maturity and do not seek an investment for which there is an active secondary market.

♦   You accept the risk and return profile of the Securities, in contrast to conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

♦   You do not seek current income from your investment and are willing to forgo dividends paid on the stocks included in the Index.

♦   You are willing to assume the credit risk associated with HSBC, as Issuer of the Securities, and understand that if HSBC defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Securities may not be suitable for you if:

♦   You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of up to 90% of the principal amount.

♦   You seek an investment that is designed to return your full principal amount at maturity.

♦   You are not willing to make an investment in which you could lose some or up to 90% of your principal amount and you are not willing to make an investment that may be exposed to similar downside market risk as the Index, subject to the Buffer at maturity.

♦   You believe that the level of the Index will decline during the term of the Securities and is likely to decrease by more than the Buffer as of the Final Valuation Date, or you believe that the Index will appreciate over the term of the Securities, and that any appreciation will be greater than the Maximum Gain indicated on the cover hereof.

♦   You seek an investment that participates in the full appreciation in the Index or that has unlimited return potential.

♦   You are not willing to invest in the Securities based on the Maximum Gain indicated on the cover hereof.

♦   You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar or exceed the downside fluctuations in the level of the Index.

♦   You do not seek an investment with returns based on the performance of companies in Spain.

♦   You are unable or unwilling to hold the Securities to maturity and seek an investment for which there will be an active secondary market.

♦   You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

♦   You seek current income from your investment or prefer to receive the dividends paid on the stocks included in the Index.

♦   You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also carefully review “Key Risks” beginning on page 5 of this pricing supplement and “Risk Factors” beginning on page S-1 of the Equity Index Underlying Supplement and beginning on page S-3 of the prospectus supplement.

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Final Terms
Issuer	HSBC USA Inc. (“HSBC”)
Issue Price	$10.00 per Security.
Principal Amount	$10.00 per Security.
Term	Two years
Trade Date	October 28, 2014
Settlement Date	October 31, 2014
Final Valuation Date	October 25, 2016, subject to adjustment if a Market Disruption Event occurs, as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement.
Maturity Date	October 31, 2016, subject to adjustment if a Market Disruption Event occurs, as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.
Index	IBEX 35® Index
Buffer	10%
Multiplier	1.5
Maximum Gain	24.32%
Payment at Maturity (per $10 Security) [1]

You will receive a payment on the Maturity Date calculated as follows:

If the Index Return is greater than zero, HSBC will pay you a cash payment on the Maturity Date equal to the lesser of:

(A) $10 + [$10 × (the Index Return × the Multiplier)] and

(B) $10 + ($10 × the Maximum Gain).

If the Index Return is zero or negative, but the Index’s percentage decline is not more than the Buffer, HSBC will pay you the principal amount of:

$10.

If the Index Return is negative and the Index’s percentage decline is more than the Buffer, HSBC will pay you a cash payment on the Maturity Date equal to:

$10 + [$10 × (Index Return + Buffer)]

In this case, you could lose up to 90% of the principal amount of the Securities.

Index Return	Final Level - Initial Level
Initial Level
Initial Level	10,394.80, which was the Official Closing Level of the Index on the Trade Date.
Final Level	The Official Closing Level of the Index on the Final Valuation Date.
Official Closing level	The Official Closing Level on any scheduled trading day will be the closing level of the Index as determined by the Calculation Agent and based on the value displayed on Bloomberg Professional® service page “SPX <INDEX>”, or on any successor page on the Bloomberg Professional® service or any successor service, as applicable.
Calculation Agent	HSBC USA Inc. or one of its affiliates.
CUSIP/ISIN	40434D483/US40434D4833
Business Day	A “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York.
Payment When Offices or Settlement Systems Are Closed	If any payment is due on the Securities on a day that would otherwise be a “business day” but is a day on which the office of a paying agent or a settlement system is closed, we will make the payment on the next business day when that paying agent or system is open. Any such payment will be deemed to have been made on the original due date, and no additional payment will be made on account of the delay.

Investment Timeline
The Maximum Gain was set. The Initial Level was determined.

The Final Level and the Index Return are determined as of the Final Valuation Date.

If the Index Return is greater than zero, HSBC will pay you a cash payment per Security equal to the lesser of:

(A) $10 + [$10 × (the Index Return × Multiplier)]; and

(B) $10 + ($10 × the Maximum Gain)

If the Index Return is zero or negative, but the Index’s percentage decline is not more than the Buffer, HSBC will pay you a cash payment of $10 per Security.

If the Index Return is negative and the Index’s percentage decline is more than the Buffer, HSBC will pay you a cash payment on the Maturity Date equal to:

$10 + [$10 × (Index Return + Buffer)]

In this case, you could lose up to 90% of the principal amount of the Securities.

Investing in the Securities involves significant risks. You may lose up to 90% of your principal amount. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of HSBC. If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

1 Payment at Maturity and any repayment of principal is provided by HSBC USA Inc., and therefore, is dependent on the ability of HSBC USA Inc. to satisfy its obligations when they come due.

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Estimated Initial Value	The Estimated Initial Value of the Securities is less than the price you pay to purchase the Securities. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market, if any, at any time. The Estimated Initial Value set forth on the cover page of this pricing supplement was calculated on the Trade Date. See “Key Risks — ¨The Estimated Initial Value of the Securities, Which Was Determined by Us on the Trade Date, Is Less Than the Price to Public and May Differ from the Market Value of the Securities in the Secondary Market, if Any.”

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but HSBC urges you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying Equity Index Underlying Supplement and the accompanying prospectus supplement. HSBC also urges you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦	Risk of Loss at Maturity – The Securities differ from ordinary debt securities in that HSBC will not necessarily pay the full principal amount of the Securities at maturity. The return on the Securities at maturity is linked to the performance of the Index and will depend on whether, and to the extent which, the Index Return is positive or negative. If the Index Return is negative and the Index’s percentage decline is more than the Buffer, HSBC will pay you less than the principal amount at maturity, resulting in a loss of principal equal to the negative Index Return in excess of the Buffer. Accordingly, you could lose up to 90% of the principal amount of the Securities.

♦	The Downside Market Exposure Is Buffered Only if You Hold the Securities to Maturity – You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss even if the level of the Index has not declined by more than the Buffer.

♦	Limited Return on the Securities –Your return on the Securities will be limited by the Maximum Gain, regardless of any increase in the level of the Index, which may be significant. Therefore, you will not benefit from any appreciation of the Index in excess of an amount that, when multiplied by the Multiplier, exceeds the Maximum Gain and your return on the Securities may be less than your return would be on a hypothetical direct investment in the Index or in the component stocks of the Index.

♦	The Multiplier Applies Only if You Hold the Securities to Maturity – You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Multiplier or the Securities themselves, and the return you realize may be less than the Multiplier times the Index's return, even if that return is positive and, when multiplied by the Multiplier, does not exceed the Maximum Gain. You can receive the full benefit of the Multiplier from HSBC, subject to the Maximum Gain, only if you hold your Securities to maturity.

♦	The Amount Payable on the Securities Is Not Linked to the Level of the Index at Any Time Other Than on the Final Valuation Date – The Final Level will be based on the Official Closing Level of the Index on the Final Valuation Date, subject to postponement for non-trading days and certain market disruption events. Even if the level of the Index appreciates prior to the Final Valuation Date but then decreases as of the Final Valuation Date by more than the Buffer, the Payment at Maturity will be less, and may be significantly less, than it would have been had the Payment at Maturity been linked to the level of the Index prior to such decrease. Although the actual level of the Index on the Maturity Date or at other times during the term of the Securities may be higher than the Final Level, the Payment at Maturity will be based solely on the Official Closing Level of the Index on the Final Valuation Date.

♦	Credit of Issuer – The Securities are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Securities, including any repayment of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Securities and, in the event HSBC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and could lose your entire investment.

♦	The Estimated Initial Value of the Securities, Which Was Determined by Us on the Trade Date, Is Less than the Price to Public and May Differ from the Market Value of the Securities in the Secondary Market, if Any – The Estimated Initial Value of the Securities was calculated by us on the Trade Date and is less than the price to public. The Estimated Initial Value reflects our internal funding rate, which is the borrowing rate we use to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Securities. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Securities may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Securities to be more favorable to you. We determined the value of the embedded derivatives in the Securities by reference to our or

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our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Securities that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market (if any exists) at any time.

♦	The Price of Your Securities in the Secondary Market, if Any, Immediately After the Trade Date Will Be Less than the Price to Public – The price to public takes into account certain costs. These costs include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Securities, the underwriting discount and the costs associated with structuring and hedging our obligations under the Securities. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your Securities in the secondary market, if any, the price you would receive for your Securities may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Securities in the secondary market, if any, at any time after issuance will vary based on many factors, including the level of the Index and changes in market conditions, and cannot be predicted with accuracy. The Securities are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Securities to maturity. Any sale of the Securities prior to maturity could result in a loss to you.

♦	If One of Our Affiliates Were to Repurchase Your Securities Immediately After the Settlement Date, the Price You Receive May Be Higher than the Estimated Initial Value of the Securities – Assuming that all relevant factors remain constant after the Settlement Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Trade Date for a temporary period expected to be approximately nine months after the Settlement Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Securities and other costs in connection with the Securities that we will no longer expect to incur over the term of the Securities. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Securities and any agreement we may have with the distributors of the Securities. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Settlement Date of the Securities based on changes in market conditions and other factors that cannot be predicted.

♦	Lack of Liquidity – The Securities will not be listed on any securities exchange or quotation system. One of our affiliates may offer to repurchase the Securities in the secondary market but is not required to do so and may cease any such market-making activities at any time without notice. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which one of our affiliates is willing to buy the Securities. This price, if any, will exclude any fees or commissions paid when the Securities were purchased and therefore will generally be lower than such purchase price.

♦	No Interest Payments – As a holder of the Securities, you will not receive interest payments.

♦	Owning the Securities Is Not the Same as Owning the Stocks Comprising the Index – The return on your Securities may not reflect the return you would realize if you actually owned the stocks included in the Index. As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the stocks included in the Index would have. The Index is a price return index, and the Index Return excludes any cash dividend payments paid on its component stocks.

♦	Potentially Inconsistent Research, Opinions or Recommendations by HSBC, UBS or Their Respective Affiliates – HSBC, UBS Financial Services Inc., or their respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities and which may be revised at any time. Any such research, opinions or recommendations could affect the level of the Index or the price of the stocks included in the Index, and therefore, the market value of the Securities.

♦	Potential HSBC and UBS Financial Services Inc. Impact on Price – Trading or transactions by HSBC USA Inc., UBS Financial Services Inc., or any of their respective affiliates in the stocks included in the Index, or in futures, options, exchange-traded funds or other derivative products on the stocks included in the Index, may adversely affect the market value of the stocks included in the Index or level of the Index, and, therefore, the market value of the Securities.

♦	Potential Conflicts of Interest – HSBC, UBS Financial Services Inc., or any of their respective affiliates may engage in business with the issuers of the stocks included in the Index, which may present a conflict between the obligations of HSBC and you, as a holder of the Securities. The Calculation Agent, which may be HSBC or any of its affiliates will determine the Payment at Maturity based on the Final Level. The Calculation Agent can postpone the determination of the Final Level and the Maturity Date if a Market Disruption Event occurs and is continuing on the Final Valuation Date.

♦	Market Price Prior to Maturity – The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the level of the Index; the volatility of the Index; the dividend rate paid on stocks included in the Index; the time remaining to the maturity of the Securities; interest rates in the markets in general; geopolitical conditions and economic, financial, political, regulatory, judicial or other events; and the creditworthiness of HSBC.

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♦	The Securities Are Not Insured or Guaranteed by Any Governmental Agency of the United States or Any Other Jurisdiction – The Securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive any amount owed to you under the Securities and could lose your entire investment.

♦	Non-U.S. Securities Markets Risks – The stocks included in the Index are issued by Spanish companies and are traded on Spanish exchanges. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks than stocks issued by U.S. companies and listed on U.S. exchanges. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the SEC, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

♦	The Index Return Will Not Be Adjusted for Changes in Exchange Rates Relative to the U.S. Dollar Even Though the Index Constituent Stocks Are Traded in a Foreign Currency and the Securities Are Denominated in U.S. Dollars – The value of your Securities will not be adjusted for exchange rate fluctuations between the U.S. dollar and the Euro, which is the currency in which the index constituent stocks are principally traded. Therefore, if the Euro appreciates or depreciates relative to the U.S. dollar over the term of the Securities, you will not receive any additional payment or incur any reduction in your return, if any, at maturity.

♦	Changes Affecting the Index – The policies of the index sponsor concerning additions, deletions and substitutions of the stocks included in the Index and the manner in which the index sponsor takes account of certain changes affecting those stocks included in the Index may adversely affect the level of the Index. The policies of the index sponsor with respect to the calculation of the Index could also adversely affect the level of the Index. The index sponsor may discontinue or suspend calculation or dissemination of the Index. Any such actions could have an adverse effect on the value of the Securities.

♦	Uncertain Tax Treatment – There is no direct legal authority as to the proper tax treatment of the Securities, and therefore significant aspects of the tax treatment of the Securities are uncertain as to both the timing and character of any inclusion in income in respect of the Securities. Under one reasonable approach, the Securities should be treated as pre-paid cash-settled executory contracts with respect to the Index. HSBC intends to treat the Securities consistent with this approach and pursuant to the terms of the Securities, you agree to treat the Securities under this approach for all U.S. federal income tax purposes. See “U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts” in the prospectus supplement for the U.S. federal income tax considerations applicable to Securities that are treated as pre-paid cash-settled executory contracts. Because of the uncertainty regarding the tax treatment of the Securities, we urge you to consult your tax advisor as to the tax consequences of your investment in a Security.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the prospectus supplement) of a Security is required to accrue income in respect of the Securities prior to the receipt of payments with respect to the Securities or their earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Securities as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder (as defined in the prospectus supplement) of the Securities could be subject to U.S. withholding tax in respect of the Securities. It is unclear whether any regulations or other guidance would apply to the Securities (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Securities.

For a more complete discussion of the U.S. federal income tax consequences of your investment in a Security, please see the discussion under “What Are the Tax Consequences of the Securities?” on page 10 of this pricing supplement and the discussion under “U.S. Federal Income Tax Considerations” in the prospectus supplement.

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Hypothetical Scenario Analysis and Examples at Maturity

The scenario analysis and examples below are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the Final Level relative to the Initial Level. We cannot predict the Final Level on the Final Valuation Date. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the Index. The numbers appearing in the examples below have been rounded for ease of analysis. The following scenario analysis and examples illustrate the Payment at Maturity per $10.00 Security on a hypothetical offering of the Securities, based on the following assumptions:

Investment term:	Two years

Hypothetical Initial Level*:	10,000.00

Multiplier:	1.50

Buffer:	10%

Maximum Gain:	24.32%

* The actual Initial Level is set forth on the cover page of this pricing supplement.

Example 1— The level of the Index increases from an Initial Level of 10,000.00 to a Final Level of 11,000.00. The Index Return is greater than zero and expressed as a formula:

Index Return = (11,000.00 – 10,000.00) / 10,000.00 = 10.00%

Because the Index Return is greater than zero, the Payment at Maturity for each $10 principal amount of Securities is equal to the lesser of:

(A) $10.00 + [$10.00 × (10.00% × 1.50)], and

(B) $10.00 + ($10.00 × 24.32%)

Payment at Maturity =$11.50

Example 2— The level of the Index increases from an Initial Level of 10,000.00 to a Final Level of 13,000.00. The Index Return is greater than zero and expressed as a formula:

Index Return = (13,000.00 - 10,000.00) / 10,000.00 = 30.00%

Because the Index Return is greater than zero, the Payment at Maturity for each $10 principal amount of Securities is equal to the lesser of:

(A) $10.00 + [$10.00 × (30.00% × 1.50)], and

(B) $10.00 + ($10.00 × 24.32%)

Payment at Maturity =$12.432

Example 3— The level of the Index decreases from an Initial Level of 10,000.00 to a Final Level of 9,000.00. The Index Return is negative and expressed as a formula:

Index Return = (9,000.00 - 10,000.00) / 10,000.00 = -10.00%

Payment at Maturity = $10.00

Because the Index Return is less than zero, but the Index’s decline is not more than the Buffer, HSBC will pay you a Payment at Maturity equal to $10.00 per $10.00 principal amount of Securities (a return of zero percent).

Example 4— The level of the Index decreases from an Initial Level of 10,000.00 to a Final Level of 4,000.00. The Index Return is negative and expressed as a formula:

Index Return = (4,000.00 - 10,000.00) / 10,000.00 = -60.00%

Payment at Maturity = $10 + [$10 × (-60.00% + 10%)] = $5.00

Because the Index Return is less than zero and the Index’s decline is more than the Buffer, the Securities will be exposed to any decline in the level of the Index on the Final Valuation Date beyond the Buffer. Therefore, the return on the principal amount is -50.00%. In this case, you would incur a loss of 50.00% of the principal amount.

If the Index’s decline is more than the Buffer on the Final Valuation Date, the Securities will be exposed to any decline in the Index beyond the Buffer, and you will lose some or up to 90% of your principal amount at maturity.

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Scenario Analysis – Hypothetical Payment at Maturity for each $10.00 Principal Amount of Securities.

Performance of the Index*			Performance of the Securities
Hypothetical Final Level	Hypothetical Index Return	Multiplier	Hypothetical Return on Securities(1)	Hypothetical Payment at Maturity
20,000.00	100.00%	1.50	24.32%	$12.432
19,000.00	90.00%	1.50	24.32%	$12.432
18,000.00	80.00%	1.50	24.32%	$12.432
17,000.00	70.00%	1.50	24.32%	$12.432
16,000.00	60.00%	1.50	24.32%	$12.432
15,000.00	50.00%	1.50	24.32%	$12.432
14,000.00	40.00%	1.50	24.32%	$12.432
13,000.00	30.00%	1.50	24.32%	$12.432
11,621.33	16.21%	1.50	24.32%	$12.432
11,000.00	10.00%	1.50	15.00%	$11.500
10,500.00	5.00%	1.50	7.50%	$10.750
10,000.00	0.00%	N/A	0.00%	$10.000
9,750.00	-2.50%	N/A	0.00%	$10.000
9,500.00	-5.00%	N/A	0.00%	$10.000
9,250.00	-7.50%	N/A	0.00%	$10.000
9,000.00	-10.00%	N/A	0.00%	$10.000
8,000.00	-20.00%	N/A	-10.00%	$9.000
7,000.00	-30.00%	N/A	-20.00%	$8.000
5,000.00	-50.00%	N/A	-40.00%	$6.000
4,000.00	-60.00%	N/A	-50.00%	$5.000
2,000.00	-80.00%	N/A	-70.00%	$3.000
0.00	-100.00%	N/A	-90.00%	$1.000

* The Index Return excludes cash dividend payments on the stocks included in the Index.

(1) This “return” is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $10 principal amount Security.

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What Are the Tax Consequences of the Securities?

You should carefully consider, among other things, the matters set forth in the section “U.S. Federal Income Tax Considerations” in the prospectus supplement. The following discussion summarizes the U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the Securities. This summary supplements the section “U.S. Federal Income Tax Considerations” in the prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Securities. Under one reasonable approach, the Securities should be treated as pre-paid cash-settled executory contracts with respect to the Index. HSBC intends to treat the Securities consistent with this approach and pursuant to the terms of the Securities, you agree to treat the Securities under this approach for all U.S. federal income tax purposes. Subject to certain limitations described in the prospectus supplement, and based on certain factual representations received from HSBC, in the opinion of HSBC’s special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat the Securities in accordance with this approach. Pursuant to this approach, HSBC does not intend to report any income or gain with respect to the Securities prior to their maturity or an earlier sale or exchange and HSBC intends to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the Security for more than one year at such time for U.S. federal income tax purposes. See "U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts" in the prospectus supplement for the U.S. federal income tax considerations applicable to Securities that are treated as pre-paid cash-settled executory contracts.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Securities, other characterizations and treatments are possible and the timing and character of income in respect of the Securities might differ from the treatment described above. For example, the Securities could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes, subject to the treatment described under the heading “U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Payment Debt Instruments” in the prospectus supplement.

In Notice 2008-2, the Internal Revenue Service ("IRS") and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the prospectus supplement) of the Securities is required to accrue income in respect of the Securities prior to the receipt of payments with respect to the Securities or their earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Securities as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder (as defined in the prospectus supplement) of the Securities could be subject to U.S. withholding tax in respect of the Securities. It is unclear whether any regulations or other guidance would apply to the Securities (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Securities.

We will not attempt to ascertain whether any of the entities whose stock is included in, or owned by, the Index, as the case may be, would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in, or owned by, the Index, as the case may be, were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in, or owned by, the Index, as the case may be, and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in, or owned by, the Index, as the case may be, is or becomes a PFIC or a USRPHC.

Withholding and reporting requirements under the legislation enacted on March 18, 2010 (as discussed beginning on page S-48 of the prospectus supplement) will generally apply to payments made after June 30, 2014. Additionally, with respect to non-U.S. holders, withholding due to any payment being treated as a “dividend equivalent” (as discussed beginning on page S-47 of the prospectus supplement) will begin no earlier than January 1, 2016. However, the Treasury Department and IRS have announced that they intend to limit this withholding to equity-linked instruments issued on or after the date that is 90 days after the date of publication in the U.S. Federal Register of final regulations addressing dividend equivalent withholding. Holders are urged to consult with their own tax advisors regarding the possible implications of this recently enacted legislation on their investment in the Securities.

PROSPECTIVE PURCHASERS OF THE SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SECURITIES.

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The IBEX 35® Index

Description of the IBEX 35® Index

The IBEX 35® index is a price return index composed of the 35 most liquid securities listed on the Stock Exchange Interconnection System of the four Spanish Stock Exchanges. The Index is Euro-denominated and calculated in real-time within the European time zone.

For more information about the Index, see below.

Historical Performance of the IBEX 35® Index

The following graph sets forth the historical performance of the Index based on the daily historical closing levels from January 1, 2008 to October 28, 2014, as reported on the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service. The historical levels of the Index should not be taken as an indication of future performance.

Source: Bloomberg Professional® service The closing level of the Index on October 28, 2014 was 10,394.80.

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The Index is a price return index composed of the 35 most liquid securities listed on the Stock Exchange Interconnection System of the four Spanish Stock Exchanges. The index is Euro-denominated and calculated in real-time within the European time zone. The Index is managed by the Indexes Management Secretariat within the Sociedad de Bolsas, S.A. (the “Manager”).

The base value of the Index is 3,000 at the close of trading on December 29, 1989.

The Composition of the Index

The Technical Advisory Committee shall take into account the following liquidity factors:

♦	The trading volume in Euros in the order-driven market (Spanish Stock Exchange Interconnection System market segment of the Joint Stock Exchange System called Main Trading Market).

♦	The quality of the said trading volume, considering:

♦	Trading volume during the control period that:

♦	is the result of transactions involving a change in the stable shareholding structure of the Company,

♦	was traded by the same market member in a small number of transactions, or traded during a time period regarded by the Manager as not representative,

♦	suffers a decline such as to cause the Manager to consider that the stock’s liquidity has been seriously affected.

♦	the characteristics and amount of the transactions made in the market,

♦	the statistics for the trading volume and characteristics of the trading,

♦	the quality of bid-ask spreads, turnover and other liquidity measures applied at the discretion of the Technical Advisory Committee.

♦	Suspension of quotation or trading during a time period considered significant by the Technical Advisory Committee.

The Technical Advisory Committee will also take into account the security’s sufficient stability, bearing in mind the use of the Index as the underlying index for derivatives trading, as well as an efficient replication of the same.

For a stock to be included in the Index, its average capitalization in the index must be greater than 0.30% of the average index capitalization during the control period. For this reason, the average capitalization of the stock computable in the Index will be understood to be the arithmetic mean, adjusted by the corresponding free float factor according to the free float band, resulting from multiplying the securities admitted for listing in each one of the trading sessions of the control period by the closing price of the security in each one of these sessions.

Without prejudice to the stated above, the Technical Advisory Committee may decide to remove a constituent stock from the Index when its average capitalization computable in the index is lower than 0.30% of the average index capitalization during two consecutive control periods for ordinary reviews.

When a security is first listed on the Spanish Stock Exchange Interconnection System which the Technical Advisory Committee thinks it should be included in the Index, it may decide to include said security in the Index without having to wait for the necessary requirements to be met during the control period, with the attendant exclusion of another security for reasons of liquidity. If this is the case, a minimum requirement of a certain number of completed trading days shall be established, which will be at least one-third of those included in the control period, except if the company has an index computable capitalization among the top twenty in the Index.

The Technical Advisory Committee will in all events make the Index inclusion or exclusion decisions it deems appropriate with respect to any security, with consideration for special circumstances not set out above in the above paragraphs, without prejudice to publication, where appropriate, of the relevant reports.

Formula for the Calculation of the Index

The formula used in the calculation of the Index value is:

t = Moment when the Index is calculated.

i = Company included in the Index.

Si = Number of computable shares of company i for calculating the value of the Index.

Pi = Price of the shares of the Company i included in the Index at moment (t).

Capi = Capitalization of the Company included in the Index, i.e. (S*P).

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Σ Capi = Aggregate Capitalization of all 35 Companies included in the Index.

J = Amount used to adjust the value of the Index due to capital increases and other reasons described below.

Coefficient J represents the capitalization adjustment required for Index continuity and is introduced in connection with certain financial transactions defined according to the Technical Regulations for the Composition and Calculation of the Index as well as in ordinary, follow up and extraordinary redefinitions of the Index.

The function of the J component is to assure that the Index value is not altered by such financial transactions.

The value of the J adjustment component will reflect the capitalization difference of the Index before and after the adjustment.

Constituent Price:

As a general reference, the price will be that at which the last transaction was completed on the Spanish Stock Exchange Interconnection System. Nonetheless:

♦	The closing price of the securities will be the price established in the Regulations for Trading on the Spanish Stock Exchange Interconnection System.

♦	Where a security is suspended from trading for whatever reason (takeover bid, etc.), the valid price to be taken for the calculation of the Index will be the price at which the last transaction was made prior to the suspension of the security in question. Following the closing of the market, the closing price will be calculated in accordance with the above paragraph.

In addition, the Manager may, in exceptional circumstances, propose to the Technical Advisory Committee a different price determination if it is considered appropriate, bearing in mind the characteristics of each case.

Number of Shares:

In general, the number of each company’s shares taken for calculation of the Index value will depend on its free float.

This number will vary whenever financial transactions take place involving the securities in the Index, which presumes compliance with the contents of the index Technical Regulations. These adjustments to the index will be made on the basis of the number of shares the Manager objectively deems appropriate at the time. This number will always be made public and included in the Index announcements.

♦	The free float will be deemed complementary to block ownership capital. For purposes of calculating block ownership capital, and pursuant to the data which appear in the registry of the Comisión Nacional del Mercado de Valores (the “CNMV”), the following will be taken into account:

♦	direct shareholdings greater than or equal to 3% of the share capital; and

♦	direct shareholdings held by members of the Board of Directors independently from their amount.

The Technical Advisory Committee will take the preceding data into account even when the owner appearing in the registry is a nominee, unless the latter informs the CNMV in the appropriate manner that these shareholdings, taken individually, amount to less than 3% of capital.

The Technical Advisory Committee will also take into account:

♦	The relevant facts which have been officially notified to the CNMV before the end of the control period of every ordinary review, follow up review, or extraordinary review, as the case may be, and which affect the calculation of the free float on dates close to the application of the decisions of the Technical Advisory Committee.

♦	Any other circumstance in the composition of the shareholding registered at the CNMV, which has any influence over the efficient replication of the Index, also taking into account, as the case might be, the indirect shareholdings declared.

♦	The number of each company’s shares taken for calculation of the Index value will be adjusted by a free float factor based on the applicable free float band.

Changes to each company’s free float will be updated as follows:

♦	at the ordinary reviews of the Technical Advisory Committee.

♦	at the follow up meetings, only if the new Free Float corresponding to the stock has changed in at least two tranches above or below the current factor at the moment of the review, according to the aforementioned table.

Without prejudice to the foregoing, and as a result of exceptional circumstances, in order to achieve an efficient replication of the Index, the Committee may, at any time, change the free float factor of a stock, with prior notification being given as appropriate.

♦	Additionally, in order to obtain an efficient replication of the Index, the Committee may use a number lesser than the number of the issued shares to calculate the value of the index, bearing in mind criteria such as a significant dispersion of trading on more than one

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market, liquidity or any other factor deemed appropriate.

Adjustments for Transactions Affecting the Securities in the Index

The aim of the adjustment to the Index is to ensure, to the extent possible and in a simple manner, that the Index reflects the performance of a portfolio composed of the same share as make up the Index.

The adjustments to the Index, carried out by the Manager, are:

♦	calculated on their corresponding date depending on their nature,

♦	introduced once the market is closed and at the closing price of each security,

♦	effective as of the start of trading the next trading day,

so that the value of the Index is not altered.

Should a transaction take place with one or more securities in the Index that requires an adjustment not contemplated by the Technical Regulations for the Index, or should the adjustment described therein not completely fulfill the purpose of the Index, the Manager may propose to the Technical Advisory Committee that a new adjustment be made or any other action to fulfill the purpose of the Index.

Financial transactions requiring adjustments to the Index are as follows:

Ordinary Dividends and other types of Shareholder Remuneration similar to Ordinary Dividend Payments:

Ordinary dividends and other types of shareholder remuneration similar to ordinary dividend payments will not be adjusted in the Index.

These are deemed to be the following:

♦	the beginning of a periodic and recurring payment,

♦	the change of a periodic and recurring dividend payment for another item of the same nature,

♦	the periodic and recurring charging of shareholder remuneration against equity accounts.

Capital Increases:

The Index will be adjusted whenever one of the companies included therein carries out a capital increase with preferential subscription rights. Such adjustments will be effective from the day on which the shares begin to trade ex-subscription right on the Spanish Stock Exchange Interconnection System. On that date, and for purposes of the Index calculation, the number of shares in that company will be increased on the assumption that the increase is going to be totally subscribed and, simultaneously, the adjustment will be introduced.

Increases in company capital where, as a result of the kind of transaction involved, the General Shareholders’ Meeting decides to eliminate preferential subscription rights will be included in the Index at the time they are admitted to the Spanish Stock Exchange Interconnection System, and the adjustment will be made for the amount of the capital increase.

If, as a result of capital increases made without preferential subscription rights, the new shares admitted account for less than 1% of the total number of company shares used to calculate the value of the Index, the adjustment will be made every six months at the same time as the ordinary review of the Index composition.

Additionally, every six months, and at the same time as the ordinary review of the Index composition, an adjustment will be made for the differences between the number of shares included in the Index of companies which carried out capital increases during the control period and the number of shares actually subscribed in such capital increases.

Reductions of Capital and other Equity Accounts

The Index will be adjusted whenever any company included therein reduces its capital by cancelling shares. Such adjustments will be effective on the day the shares are excluded from the Spanish Stock Exchange Interconnection System. On such date, for purposes of Index calculation, the number of shares of the company will be reduced and, simultaneously, the adjustment will be introduced for the amount of the reduction.

The Index will be adjusted whenever any company included therein reduces its share premium reserve or other equivalent equity accounts, with a distribution of the amount of the reduction to the shareholders, and said transaction is not similar to the payment of an ordinary dividend. Such adjustments will be effective on the day the amount distributed to the shareholders is discounted in the Spanish Stock Exchange Interconnection System. On such date, for purposes of Index calculation, the amount will be discounted and, simultaneously, the adjustment will be introduced for the amount of the reduction.

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Issue of Convertible or Exchangeable Financial Instruments

The Index is not adjusted as a consequence of the issue of financial instruments, which are convertible or exchangeable on the issue date. Nonetheless, every six months, coinciding with the ordinary review of the Index, those shares converted or exchanged by the holders of such instruments during the previous six months will be included.

Without effect to that stated above, if, as a result of an issue of convertible or exchangeable instruments or of a conversion into shares of an issue of these characteristics, a substantial alteration in the listed price or number of issued shares should occur, the Manager may propose the corresponding adjustment in the price or number of shares to the Technical Advisory Committee before the following ordinary review of the Index takes place.

Variation in the Par Value

The Index will be adjusted whenever a company included therein reduces the par value of its shares and distributes the resulting amount to the shareholders, and said transaction is not similar to the payment of an ordinary dividend. Such adjustments will be effective on the day the amount distributed to the shareholders is discounted in the Spanish Stock Exchange Interconnection System. On such date, for purposes of Index calculation, the amount of the reduction will be discounted and, simultaneously, the adjustment will be introduced for the amount of the reduction.

The Index will be adjusted whenever a company included therein carries out a share split or a regrouping of shares by altering the par value of its shares. Such adjustments will be effective on the day the transaction is discounted in the Spanish Stock Exchange Interconnection System, applying, where appropriate, the relevant adjustment.

Mergers and Absorptions

In the event of mergers and absorptions in which the absorbing company is included in the Index and the absorbed company is not, the Index will be adjusted considering the transaction, where applicable, as a capital increase.

Where the absorbing company is not included in the Index and the absorbed company is, unless otherwise decided by the Technical Advisory Committee, the Index will be adjusted on the date of the absorption by modifying the base to exclude the capitalization of the absorbed company and include the capitalization of the next most liquid security in the opinion of the Technical Advisory Committee.

Where both companies, the absorbing and the absorbed, are included in the Index, the Index will be adjusted on the date of the absorption as described above, by modifying the base to exclude the capitalization of the absorbed company and include the next most liquid security in the opinion of the Technical Advisory Committee. In those cases where the absorbing company trades significantly on more than one market, including the Spanish Stock Exchange Interconnection System, the capitalization of the merged company for purposes of its weighting in the Index will be calculated:

♦	At a first moment, by the relative value of the public offer over the total capitalization of the resulting company.

♦	After a period of control, the Technical Advisory Committee may establish another criterion that guarantees sufficient efficiency in the replication of the Index.

Without prejudice to the foregoing, if as a result of a merger or absorption transaction involving companies of which one is part of the Index, the resulting company is quoted on the Spanish Stock Exchange Interconnection System and meets all requirements necessary for inclusion in the Index, the Manager may propose the company’s inclusion therein to the Technical Advisory Committee.

Segregation of Equity or Spin-Off of Companies with Shareholder Remuneration

The Index will be adjusted whenever a company included therein carries out a segregation of equity or spins off a company with shareholder remuneration. These adjustments will be effective from the day on which the operation is discounted in the Spanish Stock Exchange Interconnection System. On that date, for purposes of calculating the Index, the amount of this operation will be discounted and, simultaneously, the adjustment will be introduced for the amount of the reduction.

If, as a result of a segregation of equity or company spin-off, it is not possible to establish the impact on the share price in order to make the corresponding adjustment, the Index will be adjusted on the date of the operation. This adjustment will consist of the temporary exclusion of the aforementioned company from the Index. Once the first day of trading after a segregation of equity or company spin-off has concluded, the Technical Advisory Committee may, as appropriate, once again include the company at its closing price.

Without prejudice to the foregoing, if as a result of an equity segregation or company spin-off, the company no longer meets the necessary requirements for inclusion in the Index, the Manager may propose the company’s exclusion to the Technical Advisory Committee.

Extraordinary Dividends and other Types of Shareholder Remuneration Not Similar to Ordinary Dividend Payments

Extraordinary dividends and other types of shareholder remuneration not similar to ordinary dividend payments will be adjusted by the amount of the dividend or remuneration considered exceptional and non-periodic.

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These adjustments will be effective from the day on which the transaction is discounted in the Spanish Stock Exchange Interconnection System. On that date, for purposes of calculating the Index, the amount of this transaction will be discounted and, simultaneously, the adjustment will be entered for the amount of the reduction.

License Agreement between Sociedad de Bolsas, S.A. and HSBC

Sociedad de Bolsas, S.A., owner of the Index and holder of the registrations for the corresponding trademarks associated therewith, will not sponsor, promote or recognize investment in the Securities, nor shall the authorization granted to HSBC for the use of the commercial IBEX 35® trademark imply a favourable judgment in relation to the information offered by HSBC or the appropriateness of interest of an investment in the above-cited financial product.

Sociedad de Bolsas, S.A., does not guarantee the following in any case regardless of the reasons: (1) the continuity of composition of the Index as it is today or at any other prior time, (2) the continuity of the method of calculation of the Index as it is today or at any other prior time, (3) the continuity of the calculation, formulation and distribution of the Index, (4) the accuracy, integrity or absence of defects or errors in the composition or calculation of the Index, or (5) the suitability of the Index for the purposes provided in the Securities.

Events of Default and Acceleration

If the Securities have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Securities, the Calculation Agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Final Terms” in this pricing supplement. In that case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for the purposes of determining the Index Return. If a Market Disruption Event exists with respect to the Index on that scheduled trading day, then the accelerated Final Valuation Date for the Index will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days.

If the Securities have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Securities. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Securities from HSBC for distribution to UBS Financial Services Inc. (the “Agent”). HSBC has agreed to sell to the Agent, and the Agent has agreed to purchase, all of the Securities at the price indicated on the cover of this pricing supplement. HSBC has agreed to indemnify the Agent against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agent may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. The Agent may allow a concession not in excess of the underwriting discount set forth on the cover of this pricing supplement to its affiliates for distribution of the Securities.

Subject to regulatory constraints, HSBC USA Inc. (or an affiliate thereof) intends to offer to purchase the Securities in the secondary market, but is not required to do so and may cease making such offers at any time. HSBC or its affiliate will enter into swap agreements or related hedge transactions with one of its other affiliates or unaffiliated counterparties, which may include the Agent, in connection with the sale of the Securities and the Agent and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Securities, but is under no obligation to make a market in the Securities and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-49 in the accompanying prospectus supplement.

Validity of the Securities

In the opinion of Morrison & Foerster LLP, as counsel to the Issuer, when the Securities offered by this pricing supplement have been executed and delivered by the Issuer and authenticated by the trustee pursuant to the Senior Indenture referred to in the prospectus supplement dated March 22, 2012, and issued and paid for as contemplated herein, such Securities will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated July 27, 2012, which has been filed as Exhibit 5.1 to the Issuer’s Current Report on Form 8-K dated July 27, 2012.

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